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                                                                    EXHIBIT 12.2

                     FIRST FINANCIAL CARIBBEAN CORPORATION

        COMPUTATION OF RATIO OF ADJUSTED CONSOLIDATED EBITDA TO ADJUSTED
                         CONSOLIDATED INTEREST EXPENSE

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                                                                                      YEAR ENDED
                                                                 SIX MONTHS ENDED      DECEMBER
                                                                     JUNE 30,             31,
                                                                       1996              1995
                                                                -------------------   -----------
                                                                      (AMOUNT IN THOUSANDS
                                                                           OF DOLLARS)
Adjusted Consolidated EBITDA
  Net Income..................................................        $13,387           $19,560
     Depreciation and amortization............................            862             1,765
     Amortization of excess servicing fees receivable.........            629               988
     Amortization of mortgage servicing rights................            467               562
     Amortization of cost in excess of fair value of net
       assets acquired........................................            188               376
     Amortization of unearned compensation under employment
       contracts..............................................             48                64
     Allowance for loan losses................................            366               352
     Additions to excess servicing fees receivable............         (7,683)           (2,639)
     Originated mortgage servicing rights.....................         (4,593)           (2,600)
     Amortization of debt issue cost..........................            231               372
     Taxes....................................................          1,288             2,500
     Interest on debt, excluding "Permitted Indebtedness".....          3,601             6,526
                                                                      -------           -------
          Total adjustments to net income.....................         (4,596)            8,266
                                                                      -------           -------
          Adjusted Consolidated EBITDA........................        $ 8,791           $27,826
                                                                      =======           =======
Adjusted Consolidated Interest Expense
  Convertible Subordinated Debenture Interest.................        $   413           $   151
  Senior Notes Interest.......................................          3,188             6,375
                                                                      -------           -------
          Adjusted Consolidated interest Expense..............        $ 3,601           $ 6,526
                                                                      =======           =======
          Ratio of adjusted Consolidated EBITDA to adjusted
            Consolidated Interest Expense.....................           2.44              4.26
                                                                      =======           =======
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